NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX ANNOUNCES RECORD SECOND QUARTER RESULTS

•	Record revenue of $2.1 billion, an increase of 18% versus the second quarter of 2005
•	Earnings per share increased 66% to $1.16 versus the prior year's second quarter
•	Backlog increased 67% versus June 30, 2005, to $2.4 billion
•	Conference call to be held to discuss this release on Thursday, July 27, at 8:30 a.m.

WESTPORT, CT, July 26, 2006 -- Terex Corporation (NYSE: TEX) today announced net income for the second quarter of 2006 of $119.2 million, or $1.16 per share, compared to net income of $71.2 million, or $0.70 per share, for the second quarter of 2005. Net income for the second quarter of 2006 included a $3.6 million net charge related to the early extinguishment of $100 million of the Company’s 10-3/8% senior subordinated notes, which negatively impacted earnings per share by $0.04. All per share amounts reflect the July 2006 two-for-one split of the Company’s common stock. Net sales reached $2,080.6 million in the second quarter of 2006, an increase of 18.3% from $1,759.1 million in the second quarter of 2005. Net debt(1) decreased in the first half of 2006 by $40 million from December 31, 2005 levels, reflecting strong cash from operations performance, partially offset by the acquisition of a 50% controlling interest in a Chinese crane manufacturer in the quarter, the call premium on the early extinguishment of debt, and period capital expenditures.

“We are very pleased with this record setting quarter for Terex, but we remain hard at work looking for continued improvement in all of our businesses” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “While this quarter marks a record level of revenue and net income, it best highlights the potential of our team members and products. Lean manufacturing principles continue to be implemented across the organization, purchasing and pricing disciplines continue to improve, and customer service and support continues to enhance our customers’ experience with Terex.”

“Our improvement in earnings was broad based, both in terms of product and geography. While our Terex Aerial Work Platforms segment clearly had a superb quarter, we also saw dramatic improvements in most of our businesses. However, we also have several businesses that are underperforming, including some of our construction product lines. For these businesses, we expect improvements in their near term contribution to Terex. Geographically, we have seen strength in demand outside of North America, with sales of certain products in Europe, Australia and Asia accelerating and contributing significantly to our continued backlog growth,” added Mr. DeFeo. “This fact, along with the recovery in North American non-residential spending, drives a very optimistic view of our end markets. Commodity prices are expected to remain relatively high -- driving demand for our equipment. Large infrastructure projects continue to be undertaken around the world -- driving demand for our equipment. The energy businesses, both electrical and petro-chemical, continue to rebuild and improve their infrastructure -- driving demand for our equipment. Consequently, we expect strong demand for at least a few more years.”

“For the second quarter, we experienced a 3.5 percentage point improvement, excluding special items, in our gross margin over the prior year, driven by a combination of better manufacturing leverage and pricing initiatives in excess of cost pressures. Consistent with the first quarter, improvements in gross profit translated to a strong increase in overall operating profitability, with operating margin posting a 2.2 percentage point increase over the comparable 2005 quarter, again excluding special items. This represents an incremental operating margin (2) of 23% excluding special items, and results in a Return on Invested Capital (3) (“ROIC”) of over 29% for the twelve months ended June 30, 2006. Clearly, this quarter’s results illustrate that we have taken another major step towards our longer term goals of achieving a 10% operating margin for the full year, as well as delivering ROIC in excess of 30% during strong economic times.”

Mr. DeFeo continued, “We are raising our outlook for 2006 from our previous guidance provided in May. We now expect sales to be up 17 to 22 percent from our 2005 results to a range of $7.5 to $7.8 billion. We are raising our earnings per share expectations for the year to $3.55 to $3.75 from our previous indication of $3.20 to $3.40 per share, excluding costs related to the early extinguishment of the Company’s 10-3/8% senior subordinated notes. The increase in profit expectations reflects continued favorable economic conditions and the internal progress we are making on improving costs, market development, and price realization.”

Definitions:

(1)	Net debt consists of long-term debt, including current portion of long-term debt, less cash and cash equivalents.
(2)	Incremental operating margin is defined as the year over year change in income from operations divided by the year over year change in net sales.
(3)

Return on invested capital (ROIC) is calculated as the trailing four quarters operating income divided by the sum of the trailing four quarters average stockholders’ equity and the trailing four quarter average net debt.

In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below provides a reconciliation of the reported GAAP numbers for the second quarters and first six months of 2006 and 2005 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex’s leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability. EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.

All financial results reflect the impact of Terex’s 2-for-1 stock split that occurred during July 2006. Backlog figures as of June 30, 2005 have been adjusted from prior available information to reflect an increase in backlog in the Terex Construction segment that existed at that time.

A financial summary is shown below:

	Three months ended June 30,
	2006				2005
	(in millions, except per share amounts)
	Reported		Special Items (1)	Excluding Special Items	Reported		Special Items (2)	Excluding Special Items
Sales	$2,080.6	$	---	$2,080.6	$1,759.1	$	---	$1,759.1
Gross profit	$407.2	$	---	$407.2	$282.2		$1.3	$283.5
SG&A	194.0		---	194.0	145.3		(2.5)	142.8
Income from operations	213.2		---	213.2	136.9		3.8	140.7
Interest and other	22.3		1.1	23.4	22.9		---	22.9
Loss on early extinguishment of debt	6.7		(6.7)	---	---		---	---
Income before income taxes	184.2		5.6	189.8	114.0		3.8	117.8
Income taxes	65.0		2.0	67.0	42.8		1.4	44.2
Net income	$119.2		$3.6	$122.8	$71.2		$2.4	$73.6
Earnings per share	$1.16			$1.20	$0.70			$0.72
EBITDA	$231.3	$	---	$231.3	$156.2		$3.8	$160.0
Backlog	$2,378.1			$2,378.1	$1,424.0			$1,424.0
Average Fully Diluted Shares Outstanding	102.6			102.6	101.8			101.8

(1)	Special items relate to costs associated with the early extinguishment of $100 million of the Company’s 10-3/8% senior subordinated notes due 2011.
(2)

Special items, net of tax, relate to charges for investigation costs associated with the Company’s internal review ($0.3 million), charges related to restructuring activities, namely at the corporate level, and at the business units of Cedarapids and Terex UK ($1.4 million), and a loss on the sale of a non-core operation ($0.7 million).

	Six months ended June 30,
	2006				2005
	(in millions, except per share amounts)
	Reported		Special Items (1)	Excluding Special Items	Reported		Special Items (2)	Excluding Special Items
Sales	$3,829.8	$	---	$3,829.8	$3,210.2	$	---	$3,210.2
Gross profit	$722.5	$	---	$722.5	$488.4		$1.4	$489.8
SG&A	364.5		---	364.5	280.0		(3.1)	276.9
Income from operations	358.0		---	358.0	208.4		4.5	212.9
Interest and other	43.6		1.1	44.7	47.2		---	47.2
Loss on early extinguishment of debt	6.7		(6.7)	---	---		---	---
Income before income taxes	307.7		5.6	313.3	161.2		4.5	165.7
Income taxes	109.7		2.0	111.7	59.4		1.7	61.1
Net income	$198.0		$3.6	$201.6	$101.8		$2.8	$104.6
Earnings per share	$1.93			$1.96	$1.00			$1.03
EBITDA	$394.8	$	---	$394.8	$246.3		$4.5	$250.8
Backlog	$2,378.1			$2,378.1	$1,424.0			$1,424.0
Average Fully Diluted Shares Outstanding	102.6			102.6	102.0			102.0

(1)	Special items relate to costs associated with the early extinguishment of $100 million of the Company’s 10-3/8% senior subordinated notes due 2011.
(2)

Special items, net of tax, relate to charges for investigation costs associated with the Company’s internal review ($0.7 million), charges related to restructuring activities, namely at the corporate level, and at the business units of Cedarapids, Terex Utilities and Terex UK ($1.4 million), and a loss on the sale of a non-core operation ($0.7 million).

Segment Performance

As previously announced, commencing with the first quarter of 2006, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Terex Construction segment, is now consolidated with the Terex Materials Processing & Mining segment. The European telehandler business, formerly part of the Terex Construction segment, is now part of the Terex Aerial Work Platforms segment. The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation. Comparative segment performance data also excludes special items.

Terex Aerial Work Platforms

	Second Quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$579.6		$392.5		$1,038.1		$700.5
Gross profit	$147.9	25.5%	$74.7	19.0%	$264.9	25.5%	$128.5	18.3%
SG&A	37.8	6.5%	23.0	5.9%	74.9	7.2%	47.4	6.8%
Income from operations	$110.1	19.0%	$51.7	13.2%	$190.0	18.3%	$81.1	11.6%
Backlog	$543.6		$434.4		$543.6		$434.4

Net sales for the Terex Aerial Work Platforms segment for the second quarter of 2006 increased $187.1 million to $579.6 million from $392.5 million in the second quarter of 2005. The increase in net sales was driven by continued strong order activity from the rental channel, including demand for the Company’s telehandler product line. Gross margin for the quarter was 25.5%, compared to 19.0% for the quarter ended June 30, 2005, and was favorably impacted by pricing actions and volume leverage on manufacturing costs, although partially offset by continued cost pressures. Income from operations increased to $110.1 million, or 19.0% of sales, in the second quarter of 2006, from $51.7 million, or 13.2% of sales, in the second quarter of 2005.

“The second quarter results were simply outstanding” said Bob Wilkerson, President-Terex Aerial Work Platforms. “Our sales were up almost 50% for the second quarter in a row, and our backlog was up approximately 25% when compared to the second quarter of 2005. Our business continues to become more global than in the past, with approximately one-third of our revenue now coming from international markets, such as Europe and Australia. In addition to the excellent financial performance of our aerial product lines, our telehandler product line posted another strong quarter of growth and profitability. We will continue to invest resources to improve our light construction and trailer businesses in an effort to strengthen their contribution to this segment’s results.” Mr. Wilkerson continued, “While we remain cautious about various dynamics that can weigh negatively on our business, the overall strength of the international market and the fact that most of our business is tied to non-residential construction reinforces our confidence about prospects for the upcoming few years. This quarter’s results demonstrate our ability to perform and meet current demand, and we are prepared to meet the growing global demand for our products.”

Terex Construction

	Second Quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$428.9		$450.0		$762.4		$782.1
Gross profit	$58.1	13.5%	$61.1	13.6%	$96.0	12.6%	$100.0	12.8%
SG&A	41.5	9.7%	32.1	7.1%	76.4	10.0%	63.9	8.2%
Income from operations	$16.6	3.9%	$29.0	6.4%	$19.6	2.6%	$36.1	4.6%
Backlog	$316.2		$211.4		$316.2		$211.4

Net sales in the Terex Construction segment for the second quarter of 2006 decreased $21.1 million to $428.9 million from $450.0 million in the second quarter of 2005. The decrease is mainly due to the scrap handler product line and production ramp-up delays regarding the next generation of certain construction product lines scheduled during the second quarter. Gross margin for the second quarter of 2006 remained relatively flat at 13.5% versus the prior year’s results. SG&A expenses for the second quarter of 2006 were $41.5 million, or 9.7% of sales, compared to $32.1 million, or 7.1% of sales, in the second quarter of 2005, with the increase being mainly due to increased engineering costs associated with new product development, certain period restructuring activities, costs associated with developing the Chinese market, the negative translation impact of currency, as well as increased bad debt expense versus the prior year. Income from operations for the quarter was $16.6 million, or 3.9% of sales, compared to $29.0 million, or 6.4% of sales, for the second quarter of 2005.

“While the second quarter performance was a step forward from our previous quarter’s results, Terex Construction remains short of its potential, and we are working tirelessly to implement solutions to the issues that confront us,” commented Fergus Baillie, Acting President – Terex Construction. “We previously disclosed an extensive product line upgrade for a number of core products, but supplier constraints, as well as a few internal start-up issues, limited the effectiveness of new product launches on the quarter’s results. Furthermore, our scrap handling product results, while improving from the pullback that took place in the past few quarters, still reflects a more aggressive competitive situation, negatively impacting our operating margins versus year ago levels.”

Mr. Baillie continued, “Looking forward from here, we continue to focus on the few areas we believe will contribute meaningfully toward improving results for the remainder of 2006. Our operating team is hard at work tackling the challenges facing our German-built excavator product, working with suppliers to ensure a more timely delivery schedule of components, and we are confident that recent reorganization activities will benefit this business during the balance of the year. Lastly, we are accelerating our plans to bring components for our key excavator and loader backhoe products from our own factories in China and India, and look for this to be additive to the other margin enhancement programs already underway.”

Terex Cranes

	Second Quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of Sales
Net sales	$440.6		$336.2		$809.3		$635.0
Gross profit	$70.7	16.0%	$45.5	13.5%	$125.9	15.6%	$76.5	12.0%
SG&A	33.8	7.7%	29.1	8.7%	63.0	7.8%	54.9	8.6%
Income from operations	$36.9	8.4%	$16.4	4.9%	$62.9	7.8%	$21.6	3.4%
Backlog	$807.2		$314.7		$807.2		$314.7

Net sales in the Terex Cranes segment for the second quarter of 2006 increased $104.4 million to $440.6 million from $336.2 million in the second quarter of 2005, reflecting improvement in all businesses, and particularly year over year improvement in Terex’s international mobile and crawler crane businesses. The Chinese crane acquisition accounted for approximately 10% of the growth in net sales in the second quarter. SG&A expenses increased in the second quarter of 2006, mainly due to higher sales levels, to $33.8 million, or 7.7% of sales, which is lower as a percentage of sales when compared to the second quarter of 2005 rate of 8.7% on $29.1 million of SG&A expenses Income from operations increased $20.5 million to $36.9 million, or 8.4% of sales, for the second quarter of 2006, from $16.4 million, or 4.9% of sales, for the second quarter of 2005.

“The Terex Cranes segment had an excellent quarter, with strong revenue growth of over 30% versus the prior year’s results,” commented Steve Filipov, President – Terex Cranes. “The performance improvement was in revenue and, more importantly, in operating profit, where we improved approximately 125% over the prior year’s results, which is a tremendous accomplishment. Best of all, the positive performance was broad based, with all product lines contributing significantly to this quarter’s improvements. Also, during this quarter Terex completed the acquisition of a 50% controlling interest in Sichuan Changjiang Engineering Crane Co, Ltd., a Chinese crane manufacturer. This positions Terex to more actively participate in the domestic Chinese crane market, a market that comprises a substantial portion of the global growth in equipment sales.”

Mr. Filipov continued, “It would be easy to step back and enjoy our recent successes; however, the crane market has only recently begun to recover in terms of new equipment demand, and there still exists a supply / demand imbalance in many product ranges. We are working to improve our production rates by improving our supplier base to ensure that our products are the timely, reliable and cost-effective equipment our customers expect. There are stories published every day regarding the massive infrastructure expansion being undertaken globally that will require cranes, among other pieces of equipment. This demand, from China to the Middle East, as well as Europe and a newly recovered North America, is unlikely to soften in the near future, and adds to our confidence that Terex Cranes can achieve a 10% operating margin in the foreseeable future.”

Terex Materials Processing & Mining

	Second Quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$406.1		$358.3		$787.0		$674.0
Gross profit	$85.8	21.1%	$65.9	18.4%	$162.1	20.6%	$114.9	17.0%
SG&A	36.7	9.0%	30.1	8.4%	72.0	9.1%	59.2	8.8%
Income from operations	$49.1	12.1%	$35.8	10.0%	$90.1	11.4%	$55.7	8.3%
Backlog	$376.1		$296.0		$376.1		$296.0

Net sales for the Terex Materials Processing & Mining segment for the second quarter of 2006 increased $47.8 million to $406.1 million from $358.3 million in the second quarter of 2005. The increase in net sales was attributable to the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany, and the continued growth of the mobile crushing and screening product lines. This increased sales volume had a positive impact, as income from operations increased to $49.1 million, or 12.1% of sales, in the second quarter of 2006, from $35.8 million, or 10.0% of sales, in the second quarter of 2005.

“The Terex Materials Processing & Mining segment had an excellent quarter, and this positive performance came from all products and businesses,” commented Rick Nichols, President - Terex Materials Processing & Mining. “For our mining products, new equipment demand continues to drive our increased revenue, and we continue to grow our fleet population. Long term, this will drive the performance of our parts business, which will be instrumental in delivering strong incremental margin in the years to come.”

Mr. Nichols continued, “The hydraulic shovel, mining truck and drilling businesses continued to perform favorably in this strong demand market. Our Materials Processing businesses had an outstanding quarter, driven by increased demand for mobile commercial grade crushing and screening equipment, as well as increased activity by our quarry customers, which reflects the positive impact of increased infrastructure spending. Overall, we continue to believe that the requirements for energy and growth in emerging markets, underpinned by solid commodity prices, are at a level where we should expect solid demand for our machine sales for the foreseeable future. As we stated last quarter, we are quite positive on the outlook for our business, and our industry, for the next several years.”

Terex Roadbuilding, Utility Products and Other

	Second Quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$255.2		$250.9		$489.5		$470.1
Gross profit	$44.7	17.5%	$33.3	13.3%	$76.5	15.6%	$67.9	14.4%
SG&A	27.1	10.6%	23.0	9.2%	48.5	9.9%	46.1	9.8%
Income from operations	$17.6	6.9%	$10.3	4.1%	$28.0	5.7%	$21.8	4.6%
Backlog	$335.0		$190.4		$335.0		$190.4

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the second quarter of 2006 increased slightly from the prior year’s results to $255.2 million, with meaningful growth in the core product categories of Roadbuilding and Utility Products. Gross margin for the quarter was 17.5%, a meaningful increase when compared with prior year results of 13.3%, and was favorably impacted by pricing actions and volume leverage on manufacturing costs. SG&A expense for the second quarter of 2006 was $27.1 million, or 10.6% of sales, compared to $23.0 million, or 9.2% of sales, in the second quarter of 2005, reflecting the consolidation of a distribution joint venture, increased selling expenses related to the Brazilian Roadbuilding operation resulting from strong year over year net sales improvement, as well as increased spending in support of Terex Business System and lean manufacturing initiatives. Income from operations increased to $17.6 million, or 6.9% of sales, from $10.3 million, or 4.1% of sales, in the second quarter of 2005.

“The Terex Roadbuilding, Utility Products and Other group had a much improved second quarter,” commented Chris Ragot, President – Terex Roadbuilding and Utility Products. “Our core Utility Products and Roadbuilding businesses both posted revenue growth in excess of 10%, and the Utility Products business continued to demonstrate significantly improved profitability. The Utilities business clearly is experiencing increased bid activity and a surging backlog versus a year ago, and our ability to produce to the stronger demand is improving every day. On the Roadbuilding front, our operations have aggressively adopted lean manufacturing principles, and we are well-prepared to participate in a strengthening Roadbuilding end-market. Specifically, our concrete and asphalt plant businesses have done an excellent job in driving operational improvement in their businesses, and our Brazilian operation has successfully started to develop a market presence throughout all of South America.”

Mr. DeFeo added, “As we mentioned previously, we view the Tatra commercial and military truck business as a non-core operation and have been reviewing our alternatives with respect to this business. At this time, we have reached an agreement to sell Tatra to a group of private equity investors, including both American and Czech investors who are familiar with Tatra's operations and have long term plans to build that business. Consummation of that transaction is subject to customary closing conditions, and the Company currently anticipates that this transaction will close in the third quarter of 2006. More information will be provided when this transaction is completed.”

Terex Corporate / Eliminations

	Second Quarter		Year-to-Date
	(dollars in millions)
	2006	2005	2006	2005

Net sales	$(29.8)	$(28.8)	$(56.5)	$(51.5)
Gross profit	$0.0	$3.0	$(2.9)	$2.0
SG&A	17.1	5.5	29.7	5.4
Loss from operations	$(17.1)	$(2.5)	$(32.6)	$(3.4)

The Company’s consolidated results throughout 2006 will show a more significant amount of general and administrative costs not reflected in the total segment detail. The unallocated expense is primarily attributable to certain equity and long term compensation programs, as well as certain unallocated expenses related to Terex’s global enterprise system implementation. A significant portion of the unallocated SG&A expense incurred during 2006 is not expected to reoccur during 2007.

Capital Structure and Taxes

“Net debt at the end of the second quarter of 2006 decreased $40 million to $530 million, down from $570 million at the end of 2005,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “Our cash performance was very strong, considering that the net debt position reflects the use of cash for our Chinese crane acquisition in April, as well as investment in working capital to achieve our volume growth. Most importantly, our Company took two major steps towards a much more efficient and cost effective capital structure. At the end of June 2006, we redeemed $100 million principal amount of our 10-3/8% senior subordinated notes, and subsequent to the second quarter close, we initiated the process to retire the remaining $200 million principal amount of these notes by mid-August 2006. We also closed a new, larger senior credit facility in July 2006, allowing us to reduce the level of cash with which we have historically operated and to instead utilize a lower cost revolver to meet our funding needs for working capital movements.”

Mr. Widman continued, “Net debt was $204 million lower when compared with the same period last year, reflecting the strong cash flow of the past twelve months, despite our rapid increase in revenue. We remain optimistic about our cash generation prospects for 2006. Working capital as a percent of trailing three month annualized sales was approximately 17.5% at the end of the second quarter of 2006, a slight increase when compared to approximately 17.0% at the end of the second quarter in 2005. While we are making progress, inventory levels are still too high, and with our continued focus on world-class practices, we can provide an improved cash generation profile going forward. This quarter’s performance has led the Company to a ratio of net debt to total capitalization of approximately 26% at the end of the second quarter of 2006, meaningful progress when compared to the approximate 40% result achieved at June 30, 2005.”

Commenting on the effective tax rate, Mr. Widman stated, “The effective tax rate for the second quarter of 2006 was 35.3%, compared to 37.5% in the prior year’s second quarter.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$2,080.6	$1,759.1	$3,829.8	$3,210.2
Cost of goods sold	1,673.4	1,476.9	3,107.3	2,721.8
Gross profit	407.2	282.2	722.5	488.4
Selling, general and administrative expenses	(194.0)	(145.3)	(364.5)	(280.0)
Income from operations	213.2	136.9	358.0	208.4
Other income (expense):
Interest income	4.8	1.6	6.7	3.6
Interest expense	(26.4)	(23.8)	(51.1)	(47.4)
Loss on early extinguishment of debt	(6.7)	---	(6.7)	---
Other income (expense) – net	(0.7)	(0.7)	0.8	(3.4)
Income before income taxes	184.2	114.0	307.7	161.2
Provision for income taxes	(65.0)	(42.8)	(109.7)	(59.4)
Net income	$119.2	$71.2	$198.0	$101.8
EARNINGS PER SHARE: -
Basic:	$1.19	$0.72	$1.98	$1.03
Diluted:	$1.16	$0.70	$1.93	$1.00

Weighted average number of common and common equivalent shares outstanding in per share calculation
Basic	100.2	99.4	100.0	99.2
Diluted	102.6	101.8	102.6	102.0

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

	(Unaudited)
	June 30,	December 31,
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$525.7	$553.6
Trade receivables	1,029.4	735.0
Inventories	1,539.4	1,318.2
Deferred taxes	165.5	172.8
Other current assets	156.1	123.9
Total Current Assets	3,416.1	2,903.5
LONG-TERM ASSETS
Property, plant and equipment	366.6	329.9
Goodwill	602.6	555.7
Deferred taxes	166.6	159.8
Other assets	267.2	251.4

TOTAL ASSETS	$4,819.1	$4,200.3

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$295.4	$48.1
Trade accounts payable	1,111.5	913.4
Accrued compensation and benefits	153.9	133.3
Accrued warranties and product liability	93.0	82.8
Other current liabilities	459.3	347.0
Total Current Liabilities	2,113.1	1,524.6
NON CURRENT LIABILITIES
Long-term debt, less current portion	760.4	1,075.8
Other	455.1	438.9

TOTAL LIABILITIES	3,328.6	3,039.3

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.01 par value --
Authorized 150.0 shares; issued 103.6 and 102.6 shares at June 30, 2006 and December 31, 2005, respectively	0.5	0.5
Additional paid-in capital	894.8	861.9
Retained earnings	505.4	307.4
Accumulated other comprehensive income	125.5	26.2
Less cost of shares of common stock in treasury (3.6 and 4.0 shares at June 30, 2006 and December 31, 2005, respectively)	(35.7)	(35.0)
Total Stockholders' Equity	1,490.5	1,161.0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,819.1	$4,200.3

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2006	2005
OPERATING ACTIVITIES
Net income	$198.0	$101.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	30.4	31.3
Amortization	6.4	6.6
Loss on early extinguishment of debt	1.5	---
Gain on sale of fixed assets	(1.0)	(0.5)
Stock-based compensation	24.1	3.5
Excess tax benefit from stock-based compensation	(11.0)	---
Changes in operating assets and liabilities (net of effects of acquisitions):
Trade receivables	(255.5)	(177.7)
Inventories	(125.2)	(81.0)
Trade accounts payable	131.7	103.3
Accrued compensation and benefits	14.7	19.2
Income taxes payable	41.7	33.4
Other, net	52.9	53.0
Net cash provided by operating activities	108.7	92.9
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(33.1)	(0.1)
Capital expenditures	(33.8)	(25.2)
Investments in and advances to affiliates	(6.8)	(4.0)
Proceeds from sale of assets	---	1.6
Net cash used in investing activities	(73.7)	(27.7)
FINANCING ACTIVITIES
Principal repayments of long-term debt	(100.0)	---
Excess tax benefit from stock-based compensation	11.0	---
Proceeds from stock options exercised	6.1	1.4
Net borrowings (repayments) under revolving line of credit agreements	0.2	(18.4)
Other	(1.8)	(14.9)
Net cash used in financing activities	(84.5)	(31.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	21.6	(26.2)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27.9)	7.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	553.6	418.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$525.7	$425.9

14

Table I

TEREX CORPORATION AND SUBSIDIARIES – 2005 GAAP to Ex-Special Detail

(in millions)

(unaudited)

	Three Months Ended June 30, 2005				Six Months Ended June 30, 2005

			Special	Excluding			Special	Excluding
	GAAP		Items	Special Items	GAAP		Items	Special Items
Sales
Construction	$450.0	$	---	$450.0	$782.1	$	---	$782.1
Cranes	336.2		---	336.2	635.0		---	635.0
Aerial Work Platforms	392.5		---	392.5	700.5		---	700.5
Materials Processing & Mining	358.3		---	358.3	674.0		---	674.0
Roadbuilding, Utility Products & Other	250.9		---	250.9	470.1		---	470.1
Corp / Eliminations	(28.8)		---	(28.8)	(51.5)		---	(51.5)
Total	$1,759.1	$	---	$1,759.1	$3,210.2	$	---	$3,210.2

Gross Profit
Construction	$60.9		$0.2	$61.1	$99.8		$0.2	$100.0
Cranes	45.5		---	45.5	76.5		---	76.5
Aerial Work Platforms	74.7		---	74.7	128.5		---	128.5
Materials Processing & Mining	65.0		0.9	65.9	114.0		0.9	114.9
Roadbuilding, Utility Products & Other	33.1		0.2	33.3	67.6		0.3	67.9
Corp / Eliminations	3.0		---	3.0	2.0		---	2.0
Total	$282.2		$1.3	$283.5	$488.4		$1.4	$489.8

SG&A
Construction	$32.1	$	---	$32.1	$63.9	$	---	$63.9
Cranes	29.1		---	29.1	54.9		---	54.9
Aerial Work Platforms	23.0		---	23.0	47.4		---	47.4
Materials Processing & Mining	30.1		---	30.1	59.2		---	59.2
Roadbuilding, Utility Products & Other	24.1		(1.1)	23.0	47.2		(1.1)	46.1
Corp / Eliminations	6.9		(1.4)	5.5	7.4		(2.0)	5.4
Total	$145.3		$(2.5)	$142.8	$280.0		$(3.1)	$276.9

Income (Loss) from Operations
Construction	$28.8		$0.2	$29.0	$35.9		$0.2	$36.1
Cranes	16.4		---	16.4	21.6		---	21.6
Aerial Work Platforms	51.7		---	51.7	81.1		---	81.1
Materials Processing & Mining	34.9		0.9	35.8	54.8		0.9	55.7
Roadbuilding, Utility Products & Other	9.0		1.3	10.3	20.4		1.4	21.8
Corp / Eliminations	(3.9)		1.4	(2.5)	(5.4)		2.0	(3.4)
Total	$136.9		$3.8	$140.7	$208.4		$4.5	$212.9

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15